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                                                                    EXHIBIT 99.1


     PRISON REALTY COMPLETES MERGER WITH CORRECTIONS CORPORATION OF AMERICA;
        COMBINED COMPANY TO OPERATE AS CORRECTIONS CORPORATION OF AMERICA

        NASHVILLE, Tenn., Oct. 2 /PRNewswire/ -- Prison Realty Trust, Inc. (NYSE: PZN) announced today that it completed its previously announced merger with Corrections Corporation of America (CCA) as of October 1, 2000. Shareholders of Prison Realty and CCA approved the merger at special meetings held on September 12, 2000. The combined companies will operate under the Corrections Corporation of America name, and its common stock will continue to trade on the New York Stock Exchange under the ticker symbol "CXW." The company's series A and B preferred stocks will trade under the symbols "CXW Pr A" and "CXW Pr B", respectively.

        "The merger of Prison Realty and CCA is the first step in streamlining our corporate structure," stated John D. Ferguson, president and chief executive officer of the newly combined company. "Shareholders overwhelmingly supported the need to merge the entities and return our company to the corporate model that was so successful in the past. The reconsolidation allows our management team to improve operations, enhance customer service, and reduce costs."

        Ferguson outlined key goals of management to maximize long-term shareholder value:

        * Increase occupancy through increased utilization of existing facilities
        * Improve operating margins
        * Potential divestiture of non-core assets
        * Strengthen capital structure

        "Our primary focus will be on maintaining the high quality of our correctional and detention facilities and building on the strong base we have established with our customers," continued Ferguson. "We believe our combined operations will be of greater value for our shareholders to value and easier to manage as we go forward," concluded Ferguson.

About the Company

        Corrections Corporation of America is the nation's largest provider of detention and corrections services to governmental agencies. The company is the industry leader in private sector corrections with approximately 68,000 beds in 75 facilities under contract or under development and ownership of 45 facilities in the United States, Puerto Rico and the United Kingdom. The company's full range of services include design, construction, ownership, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

Forward-Looking Statements

        This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the merger of Prison Realty and CCA, earning expectations, and integration of Prison Realty and CCA operations and businesses. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Other factors that could


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cause operating and financial results to differ are described in the company's
Form 10-K and Form 8-K, as well as in other documents filed with the SEC. Other risks may be detailed from time to time in reports to be filed with the SEC. The company does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.